Mountain High Acquisitions Corp.

1624 Market Street, Suite 202

Denver, CO 80202

(303) 544-2115

Private & Confidential

April 3, 2014

Dr. Bob Melamede

1918 El Parque St #4 Colorado Springs, CO 80907

Re: Agreement Accepting Appointment to Advisory Board

Dear Dr. Melamede,

On April 3, 2014, the Board of Directors (the “Board”) of Mountain High Acquisitions Corp. (the “Company”) appointed you as a member of the Advisory Board (the “AB”) of the Company, specifically to act as the Scientific Advisor. I am writing to outline the terms of your appointment, which shall be effective as of April 3, 2014 (the “Effective Date”), to be memorialized in this Consulting Agreement (this “Agreement”).

1)	Appointment

a.	The Company hereby appoints you as a member of the Advisory Board of the Company (the "AB Member"), to act as the Scientific Advisor (the “Scientific Advisor”), and you hereby accept such appointment, subject to the terms and conditions set out below (the “Appointment").

b.	The Appointment will continue for a term of twelve (12) months unless terminated earlier:

i.       by you resigning your membership of the AB (which may only be with immediate effect, unless any extension is agreed by the Company); or

ii.      by either party giving to the other party thirty (30) days’ notice of termination in writing;

iii.      with immediate effect in the event of you commit a material breach of your obligations under this Agreement.

c.	The relationship between you and the Company shall be that of office-holder and not one of employment.

2)	Activities and Responsibilities of Scientific Advisor to the AB

a.	As the Scientific Advisor to the AB, you will have no management or executive powers or functions.

b.	The Scientific Advisor of the Advisory Board shall:

i.       provide a forum for scientific intelligence, ideas and suggestions to the Company within the framework of the scientific and business activities of the Company;

ii.      endeavor to influence the Company's strategic aims, by ensuring that the necessary scientific and research resources are in place for the Company to meet its objectives; and

iii.      endeavor to influence the Company's values and standards so that its obligations to its shareholders and others are understood and met.

c.	You agree that you may be asked, from time to time, to assist an executive officer of the Company or director of the Board in developing a scientific strategy for the Company, its subsidiaries or any designees.

3)	Advisory Board Meetings

a.	An AB Member shall make himself available to perform the following services (the “Services”):

i.       Attend three meetings of the AB per calendar year (each a “AB Meeting”);

ii.      Attend 6 consultation day per calendar year at which the Company may request the AB Member to attend as a representative of the Company (the “Consultation Day”), for example a conference relating to the Company’s business; and

iii.    Provide advice and assistance via telephone and/or conference calls as reasonably required by the Company.

b.	The Company may substitute a Consultation Day for an AB meeting at its absolute discretion.

c.	The Company will pay the AB Member in accordance with the terms of Section 4, contained herein.

d.	The AB shall meet at such place and time as directed by the Company.

e.	The AB Member shall make himself available for the full day for AB Meetings and for such time as is required in order to properly represent the Company at a Consultation Day.

f.	The Company will reimburse the AB Member for all reasonable travel and accommodation expenses incurred as a result of attendance at AB meetings or Consultation Days, if approved by the Company in writing beforehand. Business class travel will be allowed for international flights over six (6) hours in duration. The AB Member will offset any travel costs by combining the Company’s obligations with those of other organizations the AB member may be affiliated with.

4)	Compensation

a.	The Company shall pay AB Member Ten Thousand ($10,000) per year, such payment shall be due and payable in advance.

b.	The Company shall grant to the AB Member Three Hundred Thousand (300,000) Common Stock Purchase Warrants (the “Warrant”), to purchase the Company’s common stock at a exercise price of four ($4.00) USD per share (the “Fee”) as consideration for the performance of the Services. The shares shall vest immediately upon acceptance of the Appointment and shall terminate on April 3, 2016. The Warrant shall contain and provide a cashless exercise provision.

c.	The Company may elect to provide the AB Member with additional compensation on the anniversary of the Appointment to the AB for each full year that the AB Member remains a Member of the AB.

d.	The Company will reimburse the AB Member for all reasonable and properly documented expenses incurred during performance of the duties necessary to the Appointment, if approved by the Company in writing beforehand.

5)	Confidentiality

a.	You shall neither, during the Appointment nor at any time (without limit) after the cessation thereof, directly or indirectly:

i.       use for your own purposes or those of any other person, company, business entity or other organization whatsoever; or

ii.      disclose to any person, company, business entity or other organization whatsoever any trade secrets or confidential information relating or belonging to the Company including but not limited to any such information relating to customers, financial information and plans, services, research activities, any document marked 'Confidential' (or with a similar expression), or any information which you have been told is confidential or which you might reasonably expect the Company would regard as confidential, or any information which has been given to the Company in confidence.

b.	The obligations contained in Section 5(a) shall cease to apply to any information or knowledge, which may subsequently come into the public domain after the termination of the Appointment other than by way of unauthorized disclosure.

6)	Services Not Exclusive

a.	The Company hereby acknowledges that the AB Member is currently engaged in various capacities with other companies that operate, directly or indirectly, in the same industry as the Company, accordingly AB Member may, from time to time, abstain from assisting and providing such services to the Company should such assistance give rise to a conflict of interest or a potential conflict of interest relating to AB Consultants other engagements.

7)	Miscellaneous

a.	The benefit of this Agreement and your obligation in respect to Section 5 may be assigned to and enforced by all successors and assigns for the time being of the Company, and such agreements and obligations shall operate and remain binding notwithstanding the termination of this Agreement.

b.	The various provisions and sub-provisions of this Agreement are severable and if any provision or subprovision is held to be unenforceable by any court of competent jurisdiction then such enforceability shall not affect the enforceability of the remaining provisions or sub-provisions in this Agreement.

c.	This Agreement is governed by and construed in accordance with the laws of the State of Colorado. The parties hereto submit to the exclusive jurisdiction of the Colorado Courts.

Kindly confirm your acceptance of the Appointment to the AB as the Scientific Advisor, and to the terms set forth herein by signing the endorsement on the enclosed copy of this Agreement and returning the copy to me at the above address.

Sincerely,

For and on behalf of the Company

Alan Smith

CEO

I agree with the terms and conditions of Appointment set forth in this Agreement and hereby accept the Appointment contemplated herein.

Dr. Bob Melamede

Dated: April 3, 2014

___________________________________________________________________________________________

Mountain High Acquisitions Corp.

email: info@mountainhighac.com website http://www.mountainhighac.com